Exhibit 5.1

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

+1 612 766 7000 main

+1 612 766 1600 fax

February 3, 2022

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Re:	PayPal Holdings, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to PayPal Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration by the Company of an aggregate of 9,983 (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable or reserved for issuance pursuant to the All of Us Financial Inc. 2021 Equity Incentive Plan (the “Plan”), which the Company assumed in connection with the Agreement and Plan of Merger, dated as of October 7, 2021, by and among PayPal Holdings, Inc., Anchor Acquisition Sub, Inc., All of Us Financial, Inc., and Shareholder Representative Services LLC (the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Merger Agreement;

(c) an executed copy of a certificate of Brian Yamasaki, Vice President, Corporate Legal and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of January 18, 2022, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(f) the Plan; and

(g) (i) a copy of certain resolutions of the Board of Directors of the Company, approved on September 28, 2021, and (ii) a copy of certain resolutions of the Strategic Investment, Acquisition and Disposition Committee of the Board of Directors, approved on October 7, 2021, each certified pursuant to the Secretary’s Certificate, authorizing the issuance of the Plan Shares.

PayPal Holdings, Inc.

February 3, 2022

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, instruments, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate, and have reviewed such matters of law as we have deemed relevant hereto.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed and the absence of any undisclosed modifications to the agreements, documents and instruments reviewed by us. As to facts material to the opinion stated herein, we have relied upon certifications, statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate, without any independent verification thereof.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement regarding the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Plan Shares to be issued in accordance with the Plan and that, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

This opinion speaks as of the date the Registration Statement becomes effective under the Securities Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Amy C. Seidel
Amy C. Seidel, Partner